UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): February 8, 2008

KeyOn Communications Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2008, we entered into a Business Loan Agreement and Promissory Note with Sun West Bank (“Lender”), pursuant to which we obtained a loan in the principal amount of up to Four Million Five Hundred Thousand Dollars and No Cents ($4,500,000.00) (the “Loan”). The Loan is evidenced by a promissory note bearing interest at a variable rate equal to 2.5 percentage points above the prime rate of Lender, with an initial interest rate equal to eight and three quarter percent (8.75%) per annum. Unpaid accrued interest under the note is due and payable monthly commencing March 4, 2008 and all advances due under the Loan are due and payable on August 4, 2008, and extendable at our option, until February 4, 2009. As security for the Loan, we executed a Commercial Security Agreement in favor of Lender pursuant to which we granted the Lender a security interest in substantially all of our assets. In addition, each of Jerome Snyder, our Chairman, Jonathan Snyder, our President and Chief Executive Officer and Barry Becker, a stockholder (together, the “Guarantors”), entered into a Commercial Guaranty (together, the “Guarantees”), pursuant to which they personally guaranteed full and punctual payment of all of our obligations arising under the Loan.

$3,000,000 was immediately drawn down by us under the Loan to satisfy our obligations under that certain $3,000,000 Promissory Note, dated January 30, 2007, by and between Sun West Bank and KeyOn Communications, Inc. All other proceeds under the Loan must be used for business operations.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosure under Item 1.01 which is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As consideration for executing his Commercial Guaranty, on February 13, 2008, we issued Jerome Snyder (i) a five year warrant to purchase 208,128 shares of common stock at an exercise price of $4.00 per share, (ii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $6.00 per share and (iii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $8.00 per share.

As consideration for executing his Commercial Guaranty, on February 13, 2008, we issued Jonathan Snyder (i) a five year warrant to purchase 208,128 shares of common stock at an exercise price of $4.00 per share, (ii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $6.00 per share and (iii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $8.00 per share.

As consideration for executing his Commercial Guaranty, on February 13, 2008, we issued Barry Becker (i) a five year warrant to purchase 208,128 shares of common stock at an exercise price of $4.00 per share, (ii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $6.00 per share and (iii) a five year warrant to purchase 69,375 shares of common stock at an exercise price of $8.00 per share.

As consideration for his execution of the Contribution and Indemnification Agreement (as discussed below in Item 8.01), on February 13, 2008, we issued Dr. Steve Shearing, a stockholder, (i) a five year warrant to purchase 125,625 shares of common stock at an exercise price of $4.00 per share, (ii) a five year warrant to purchase 41,875 shares of common stock at an exercise price of $6.00 per share and (iii) a five year warrant to purchase 41,875 shares of common stock at an exercise price of $8.00 per share.

The foregoing warrants were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of Jerome Snyder, Jonathan Snyder, Barry Becker and Steve Shearing qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 8.01  Other Events.

On February 8, 2008, Dr. Steve Shearing entered into a Contribution and Indemnification Agreement with the Guarantors, pursuant to which Steve Shearing agreed to indemnify the Guarantors under the Guarantees for up to 25% of the first $3,000,000 that we draw down upon under the Loan. Mr. Shearing’s execution of the Contribution and Indemnification Agreement was a material inducement for the Guarantors executing the Guarantees.

Item 9.01. Financial Statements and Exhibits .

(d) Exhibits

10.1	Business Loan Agreement, dated February 8, 2008, by and between KeyOn Communications Holdings, Inc. and Sun West Bank.

10.2	Promissory Note, dated February 8, 2008, issued by KeyOn Communications Holdings. Inc. to Sun West Bank.

10.3	Commercial Security Agreement, dated February 8, 2008, by and between KeyOn Communications Holdings, Inc. and Sun West Bank.

10.4	Commercial Guaranty, dated February 8, 2008, executed by Jerome Snyder in favor of Sun West Bank.

10.5	Commercial Guaranty, dated February 8, 2008, executed by Jonathan Snyder in favor of Sun West Bank.

10.6	Commercial Guaranty, dated February 8, 2008, executed by Barry Becker in favor of Sun West Bank.

10.7	Form of Warrant issued to Guarantors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: February 14, 2008	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer